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                                                                      EXHIBIT 15

                         ACKNOWLEDGEMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                REGARDING INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors
Northfield Laboratories Inc.:

With respect to registration statements (Nos. 33-84264, 333-15877, 333-51681, 333-79579, 333-102672, and 333-110110) on Form S-8 and the registration statement (No. 333-106615) on Form S-3 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated December 29, 2003 related to our review of interim financial information.

Pursuant to Rule 436(C) under the Securities Act of 1933, such report is not considered to be a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Chicago, Illinois
January 13, 2004